As filed with the Securities and Exchange Commission on August 9, 2013

Registration No. 333-181386

Registration No. 333-155305

Registration No. 333-116108

Registration No. 333-61314

Registration No. 333-84397

Registration No. 333-24921

Registration No. 333-91088

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181386

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155305

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116108

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61314

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-84397

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-24921

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-91088

GARDNER DENVER, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0419383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000

Wayne, Pennsylvania 19087

(610) 249-2000

(Address of Principal Executive Offices) (Zip Code)

Gardner Denver, Inc. Long-Term Incentive Plan, as Amended and Restated

Gardner Denver, Inc. Employee Stock Purchase Plan

Gardner Denver Machinery, Inc. Long-Term Incentive Plan

Gardner Denver Machinery, Inc. Employee Stock Purchase Plan

(Full title of the plans)

General Counsel

1500 Liberty Ridge Drive, Suite 3000,

Wayne, Pennsylvania 19087

(Name and address of agent for service)

(610) 249-2000

(Telephone number, including area code of, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Gardner Denver, Inc. (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-181386, filed with the Securities and Exchange Commission on May 14, 2012, registering the offer and sale of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”), issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan;

(2)	Registration Statement No. 333-155305, filed with the Securities and Exchange Commission on November 12, 2008, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan;

(3)	Registration Statement No. 333-116108, filed with the Securities and Exchange Commission on June 2, 2004, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan and the Gardner Denver, Inc. Employee Stock Purchase Plan;

(4)	Registration Statement No. 333-61314, filed with the Securities and Exchange Commission on May 21, 2001, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan and the Gardner Denver, Inc. Employee Stock Purchase Plan;

(5)	Registration Statement No. 333-84397, filed with the Securities and Exchange Commission on August 3, 1999, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan;

(6)	Registration Statement No. 333-24921, filed with the Securities and Exchange Commission on April 10, 1997, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Gardner Denver Machinery, Inc. Long-Term Incentive Plan and the Gardner Denver Machinery, Inc. Employee Stock Purchase Plan; and

(7)	Registration Statement No. 333-91088, filed with the Securities and Exchange Commission on April 11, 1995, registering the offer and sale of the Registrant’s common shares issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan, the Gardner Denver, Inc. Employee Stock Purchase Plan, the Gardner Denver Machinery, Inc. Long-Term Incentive Plan and the Gardner Denver Machinery, Inc. Employee Stock Purchase Plan.

On July 30, 2013, Gardner Denver, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with and into Renaissance Acquisition Corp. (“Acquisition Sub”), a direct wholly owned subsidiary of Renaissance Parent Corp. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of March 7, 2013 (the “Merger Agreement”), by and among Parent, Acquisition Sub and the Company. The Company was the surviving corporation in the Merger, and, as a result, is now a direct, wholly owned subsidiary of Parent. Parent is controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. and is beneficially owned by such funds and certain other investors. As a result of the Merger, the Company terminated all offers and sales of its securities registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chester, Commonwealth of Pennsylvania on the 9th day of August, 2013.

GARDNER DENVER, INC.

By:	/s/ David J. Antoniuk
	Name:	David J. Antoniuk
	Title:	Vice President and Corporate Controller

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.